Exhibit 99.1

CARMIKE CINEMAS REPORTS SECOND QUARTER 2007 RESULTS

—Operating Income Increases 54% over prior year period—

COLUMBUS, GA – August 7, 2007 — Carmike Cinemas, Inc. (NASDAQ: CKEC) today reported results for its second quarter ended June 30, 2007.

Second Quarter Operating Results

Total revenue for the quarter ended June 30, 2007 was $130.1 million as compared to $130.2 million for the quarter ended June 30, 2006. Admissions revenue was $84.7 million for the quarter ended June 30, 2007 as compared to $84.9 million for the quarter ended June 30, 2006. Concessions and other revenue was $45.5 million for the second quarter of 2007 as compared to $45.3 million for the quarter ended June 30, 2006.

Operating income was $11.8 million for the second quarter of 2007 as compared to $7.7 million for the same period in 2006. Theatre level cash flow was $26.1 million for the second quarter of 2007 compared to $27.6 million for the same period in 2006. Interest expense, net of interest income was $11.9 million for the second quarter of 2007 as compared to $11.5 million for the same period in 2006, due to higher interest rates and an increase in average debt outstanding.

“While the overall industry box office for the second quarter was not as robust as previously expected, Carmike’s ability to participate in the strong blockbuster opening weekends was facilitated in part by our leading-edge digital deployment. Since the majority of our screens have already been converted to digital, we were able to meet the audience demand in a way that we could not satisfy with 35 mm projectors,” said Michael W. Patrick, Carmike’s Chairman, President and CEO. “I am optimistic about the remainder of the year and confident that our digital conversion and cost control measures will improve our operating leverage and optimize our opportunity to drive cash flow improvement in the coming years.”

Income tax expense was $58.5 million in the second quarter of 2007 as compared to an income tax benefit of $2.1 million for the same period in 2006. Carmike recognized a non-cash charge of $55.9 million in the 2007 period to reflect a valuation allowance for its deferred tax asset.

Net loss was $56.8 million, or $4.51 per diluted share, for the quarter ended June 30, 2007, compared to a net loss of $6.5 million, or $0.53 per diluted share, for the quarter ended June 30, 2006.

For the six month period ended June 30, 2007 total revenues decreased less than 1% to $240.7 million as compared to $241.8 million for the same period in 2006. Admissions revenue was $157.4 million for the six months ended June 30, 2007 and 2006, respectively. Concessions and other revenue was $83.3 million for the six months ended June 30, 2007 as compared to $84.4 million for the same period in 2006. Operating income was $17.3 million for the six months ended June 30, 2007 as compared to $11.4 million for the same period in 2006. Theatre level cash flow was $46.8 million for the six months ended June 30, 2007 as compared to $47.3 million for the same period in 2006. Interest expense, net of interest income was $23.7 million for the six months ended June 30, 2007 as compared to $22.0 million for the same period in 2006. Net loss was approximately $60.6 million, or $4.83 per diluted share, for the six months ended June 30, 2007, as compared to a net loss of $12.7 million, or $1.03 per diluted share, for the same period in 2006.

At June 30, 2007, Carmike’s cash and cash equivalent balance was $24.2 million versus $26.0 million at December 31, 2006. Carmike had net debt of $414.3 million at June 30, 2007 compared to net debt of $414.1 million at December 31, 2006. At June 30, 2007, Carmike had no borrowings outstanding under its five-year $50 million revolving credit facility.

Deferred Income Tax Asset Valuation Allowance

During the quarter ended June 30, 2007, Carmike recognized a non-cash charge to establish a valuation allowance for its deferred tax asset. Carmike’s current assessment of the recoverability of the deferred tax asset, as prescribed by Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes,” indicates that a valuation allowance of $55.9 million is required. Accordingly, Carmike has taken this charge in the second quarter primarily because of its recent pretax calendar year losses coupled with a box office in the first half of 2007 that was disappointing in relation to industry expectations. This charge resulted in an additional non-cash tax expense in the second quarter.

“This charge does not affect Carmike’s liquidity or ability to utilize the deferred tax assets in the future. It also does not reflect our long term outlook for our business. In addition, this charge may be reversed in a future period based on all available evidence as prescribed in SFAS No. 109,” said Richard B. Hare, Carmike’s Chief Financial Officer.

Conference Call Information

Carmike will hold its second quarter 2007 earnings conference call on Tuesday, August 7, 2007, at 5:00 P.M. Eastern Time to discuss the information contained in this release. The conference call can be accessed by dialing (866) 293-8707 or for international participants (913) 312-1227. The replay of the conference call will be available until midnight Eastern Time, August 14, 2007, by dialing (888) 203-1112 or for international participants (719) 457-0820 and entering passcode 9224735. The call will also be webcast live over the Internet from Carmike’s website at www.carmike.com under the Investor Relations section. The on-line replay will be available for a limited time immediately following the call.

Supplemental Financial Measures

Total debt, net debt and theatre level cash flows are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. Carmike defines theatre level cash flow as operating income plus general and administrative expenses, depreciation and amortization, minus gain on sale of property and equipment. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. A reconciliation of theatre level cash flow to operating income for the three and six months ended June 30, 2007 and 2006, as well as a schedule of total debt and net debt is included in the tables accompanying this press release.

About Carmike Cinemas

Carmike Cinemas, Inc. is one of the largest motion picture exhibitors in the United States and owns, operates or has an interest in 276 theatres with 2,399 screens located in 37 states. Carmike targets small to mid-size markets for its theatre locations, and estimates more than 80% of its theatres are located in communities with populations of fewer than 100,000 people.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include our expectations regarding the 2007 and long-term industry box office, digital cinema conversion, growth and opportunities, our cost control measures, our strategies, our operating goals and our ability to utilize deferred tax assets. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to:

•	our ability to comply with covenants contained in our senior secured credit agreement;

•	our ability to operate at expected levels of cash flow;

•	the availability of suitable motion pictures for exhibition in our markets;

•	competition in our markets;

•	competition with other forms of entertainment;

•	identified material weaknesses in internal control over financial reporting;

•	the effect of our leverage on our financial condition; and

•

other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 under the caption “Risk Factors.”

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these in light of new information or future events.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

(in thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006
Revenues:
Admissions	$84,664	$84,875	$157,424	$157,439
Concessions and other	45,471	45,329	83,320	84,359

Total operating revenues	130,135	130,204	240,744	241,798
Operating costs and expenses:
Film exhibition costs	48,037	47,833	86,778	85,108
Concession costs	5,114	5,251	8,811	9,341
Other theatre operating costs	50,926	49,490	98,349	100,096
General and administrative expenses	5,380	9,752	11,393	15,533
Depreciation and amortization	10,507	10,476	20,206	20,768
Gain on sale of property and equipment	(1,676)	(293)	(2,106)	(437)

Total operating costs and expenses	118,288	122,509	223,431	230,409

Operating income	11,847	7,695	17,313	11,389

Interest expense, net	11,862	11,519	23,665	21,983
Gain on sale of investments	(1,678)	0	(1,678)	0
Loss on extinguishment of debt	0	4,811	0	4,811

Net income (loss) before income taxes	1,663	(8,635)	(4,674)	(15,405)
Income tax expense (benefit)	58,505	(2,114)	55,903	(2,710)

Net (loss) available for common stockholders	$(56,842)	$(6,521)	$(60,577)	$(12,695)

Weighted average shares outstanding
Basic	12,614	12,402	12,549	12,331
Diluted	12,614	12,402	12,549	12,331
Net (loss) per common share:
Basic	$(4.51)	$(0.53)	$(4.83)	$(1.03)

Diluted	$(4.51)	$(0.53)	$(4.83)	$(1.03)

Dividends declared per share	$0.175	$0.00	$0.35	$0.175

TOTAL DEBT AND NET DEBT (UNAUDITED)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

(in thousands)

	June 30, 2007	December 31, 2006

Current maturities of long-term debt, capital leases and long-term financing obligations	$4,697	$5,608
Long term debt, less current maturities	314,928	316,544
Capital leases and long-term financing obligations, less current maturities	118,829	117,979

Total debt	438,454	440,131
Less cash and cash equivalents	(24,159)	(26,016)

Net debt	$414,295	$414,115

THEATRE LEVEL CASH FLOW (UNAUDITED)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2006	2007	2006
Operating Income	$11,847	$7,695	$17,313	$11,389
Gain on sale of property and equipment	(1,676)	(293)	(2,106)	(437)
General and administrative expenses	5,380	9,752	11,393	15,533
Depreciation and amortization	10,507	10,476	20,206	20,768

Theatre level cash flow	$26,058	$27,630	$46,806	$47,253

Company Contact:

Investor Relations

203/682-8211